FOR IMMEDIATE RELEASE
March 19, 2008

Cintas Corporation Reports Third Quarter Fiscal 2008
Revenue Increases 8%; Net Income Increases 7%
Earnings per Diluted Share Increase 10%

CINCINNATI, March 19, 2008 -- Cintas Corporation (Nasdaq:CTAS) today reported revenue for the third quarter of fiscal 2008 of $976.0 million, a 7.8% increase from the previous year’s third quarter revenue of $905.4 million.  Net income increased 6.6% to $81.8 million as compared to $76.7 million in last year’s third quarter.  Earnings per diluted share were $0.53, a 10.4% increase over the $0.48 per diluted share achieved in last year’s third quarter.

Scott D. Farmer, President and Chief Executive Officer, stated, “We are pleased to announce our third quarter results.  Our new sales organization performed well during the quarter, despite challenging economic conditions.  New business generated under this new organization continues to meet our expectations.  These improved new business results, however, were partially offset by weakness in our existing customer base.  The workforce reductions and business contraction that our customers experienced at the end of our second quarter continued through our third quarter, as economic conditions became more demanding.”

Higher energy costs, particularly in delivery fuel, caused gross margins to be pressured.  Net income results continue to reflect the increased investment the Company has made in its sales organization over the past year.  Selling costs have decreased as a percent to sales compared to the second quarter but remain at higher levels as compared to the third quarter of fiscal 2007.  The increased sales costs were offset by an improvement in medical expenses as compared to the prior year third quarter.

The Company’s year-to-date effective income tax rate was 36.9%.  Through the first three quarters of last fiscal year, the Company’s effective income tax rate was 37.3%.  This decrease was due to the impact of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.  The Company expects its full year fiscal 2008 effective income tax rate to be approximately 37.1%, an improvement from last year’s effective income tax rate of 37.3%.

Strong Balance Sheet and Cash Flow

The Company’s balance sheet and cash flow from operations continue to be strong.  As of February 29, 2008, the Company’s current assets exceeded current liabilities by over a three to one ratio and debt to total capitalization was 30.8%.

During the third quarter, the Company issued a total of $300 million of 6.125% Senior Debt.  The proceeds generated from this debt issuance were used to reduce the Company’s outstanding balance under its commercial paper program.  This refinancing provides the Company a more balanced debt portfolio.

During the third quarter, the Company also announced an 18% increase in its annual dividend, providing $0.46 per share to shareholders of record as of February 6, 2008.  The payment of this dividend occurred on March 12, 2008, which was subsequent to quarter end.

Outlook

Mr. Farmer stated, “We posted solid third quarter results.  However, while our sales organization continues to perform as expected, the economic environment has become more demanding.  We anticipate this weakness to continue and are aggressively challenging our cost structure in order to maintain our margins during this difficult operating environment.  We now expect fiscal year 2008 revenues of $3.930 billion to $3.965 billion and earnings per diluted share of $2.12 to $2.16.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types predominantly in the United States and Canada. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. Fortune Magazine has consistently listed Cintas as a “Most Admired Company” in its annual survey.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates”, “anticipates”, “predicts”, “projects”, “plans”, “expects”, “intends”, “target”, “forecast”, “believes”, “seeks”, “could”, “should”, “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements whether as a result of new information or to reflect events or circumstances arising after the date on which they are made.  You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8K and 10-K reports to the SEC.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer - 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	Feb. 29, 2008	Feb. 28, 2007	% Chng.	Feb. 29, 2008	Feb. 28, 2007	% Chng.
Revenue:
Rental uniforms and ancillary products	$703,641	$665,647	5.7	$2,122,840	$2,037,796	4.2
Other services	272,311	239,751	13.6	806,105	705,029	14.3
Total revenue	$975,952	$905,398	7.8	$2,928,945	$2,742,825	6.8

Costs and expenses (income):
Cost of rental uniforms and ancillary products	$398,318	$371,185	7.3	$1,182,019	$1,129,500	4.6
Cost of other services	166,409	148,386	12.1	497,761	445,944	11.6
Selling and administrative expenses	273,194	253,128	7.9	825,029	745,884	10.6
Interest income	(1,510)	(1,339)	12.8	(4,768)	(4,488)	6.2
Interest expense	13,622	11,584	17.6	39,452	36,499	8.1
Total costs and expenses	$850,033	$782,944	8.6	$2,539,493	$2,353,339	7.9

Income before income taxes	$125,919	$122,454	2.8	$389,452	$389,486	0.0
Income taxes	44,091	45,727	-3.6	143,708	145,270	-1.1
Net income	$81,828	$76,727	6.6	$245,744	$244,216	0.6

Per share data:
Basic earnings per share	$0.53	$0.48	10.4	$1.57	$1.52	3.3
Diluted earnings per share	$0.53	$0.48	10.4	$1.57	$1.52	3.3

Basic shares outstanding	153,679	159,311		156,346	160,144
Diluted shares outstanding	153,882	159,699		156,633	160,550

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended			Nine Months Ended
	Feb. 29, 2008	Feb. 28, 2007	% Chng.	Feb. 29, 2008	Feb. 28, 2007	% Chng.
Rental uniforms and ancillary products gross margin	43.4%	44.2%		44.3%	44.6%
Other services gross margin	38.9%	38.1%		38.3%	36.7%
Total gross margin	42.1%	42.6%		42.6%	42.6%
Net margin	8.4%	8.5%		8.4%	8.9%

Depreciation and amortization	$48,835	$44,298	10.2	$142,447	$130,051	9.5
Capital expenditures	$51,641	$47,315	9.1	$144,848	$128,636	12.6

Debt to total capitalization	30.8%	30.1%		30.8%	30.1%

RECONCILIATION TO GAAP MEASURES
	Three Months Ended			Nine Months Ended
	Feb. 29, 2008	Feb. 28, 2007	% Chng.	Feb. 29, 2008	Feb. 28, 2007	% Chng.
Income before income taxes	$125,919	$122,454	2.8	$389,452	$389,486	0.0
Interest income	(1,510)	(1,339)	12.8	(4,768)	(4,488)	6.2
Interest expense	13,622	11,584	17.6	39,452	36,499	8.1
Earnings before interest and taxes	$138,031	$132,699	4.0	$424,136	$421,497	0.6

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended February 29, 2008
Revenue	$703,641	$125,277	$97,594	$49,440	$0	$975,952
Gross margin	$305,323	$40,218	$38,244	$27,440	$0	$411,225
Selling and administrative expenses	$198,837	$24,032	$30,917	$19,408	$0	$273,194
Income (loss) before income taxes	$106,486	$16,186	$7,327	$8,032	$(12,112)	$125,919

For the three months ended February 28, 2007
Revenue	$665,647	$124,214	$87,107	$28,430	$0	$905,398
Gross margin	$294,462	$41,519	$35,324	$14,522	$0	$385,827
Selling and administrative expenses	$189,283	$23,689	$26,727	$13,429	$0	$253,128
Income (loss) before income taxes	$105,179	$17,830	$8,597	$1,093	$(10,245)	$122,454

As of and for the nine months ended February 29, 2008
Revenue	$2,122,840	$378,537	$299,003	$128,565	$0	$2,928,945
Gross margin	$940,821	$120,003	$118,479	$69,862	$0	$1,249,165
Selling and administrative expenses	$601,543	$76,940	$93,185	$53,361	$0	$825,029
Income (loss) before income taxes	$339,278	$43,063	$25,294	$16,501	$(34,684)	$389,452
Assets	$2,621,696	$191,715	$342,033	$443,188	$163,646	$3,762,278

As of and for the nine months ended February 28, 2007
Revenue	$2,037,796	$369,179	$262,911	$72,939	$0	$2,742,825
Gross margin	$908,296	$117,470	$104,566	$37,049	$0	$1,167,381
Selling and administrative expenses	$561,240	$72,211	$78,028	$34,405	$0	$745,884
Income (loss) before income taxes	$347,056	$45,259	$26,538	$2,644	$(32,011)	$389,486
Assets	$2,525,832	$174,538	$323,726	$325,900	$157,493	$3,507,489

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	Feb. 29, 2008 (Unaudited)	May 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$55,675	$35,360
Marketable securities	107,971	120,053
Accounts receivable, net	413,781	408,870
Inventories, net	241,326	231,741
Uniforms and other rental items in service	365,396	344,931
Deferred tax asset	39,971	-
Prepaid expenses	14,698	15,781
Total current assets	1,238,818	1,156,736

Property and equipment, at cost, net	968,584	920,243

Goodwill	1,311,089	1,245,877
Service contracts, net	158,515	171,361
Other assets, net	85,272	76,263

	$3,762,278	$3,570,480

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$64,472	$64,622
Accrued compensation & related liabilities	51,316	62,826
Accrued liabilities	253,604	200,686
Income taxes:
Current	21,941	18,584
Deferred	-	52,179
Long-term debt due within one year	1,342	4,141
Total current liabilities	392,675	403,038

Long-term liabilities:
Long-term debt due after one year	964,065	877,074
Deferred income taxes	122,726	122,630
Accrued liabilities	117,349	0
Total long-term liabilities	1,204,140	999,704

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized
FY 2008: 173,075,926 shares issued and 153,683,603 shares outstanding
FY 2007: 172,874,195 shares issued and 158,676,872 shares outstanding	128,841	120,811
Paid-in capital	60,471	56,909
Retained earnings	2,694,630	2,533,459
Treasury stock
FY 2008: 19,392,323 shares; FY 2007: 14,197,323 shares	(772,041)	(580,562)
Other accumulated comprehensive income	53,562	37,121
Total shareholders' equity	2,165,463	2,167,738

	$3,762,278	$3,570,480

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	Feb. 29, 2008	Feb. 28, 2007
Cash flows from operating activities:

Net income	$245,744	$244,216

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	110,076	100,036
Amortization of deferred charges	32,371	30,015
Stock-based compensation	7,406	2,746
Deferred income taxes	(456)	(19,062)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	862	911
Inventories, net	(8,925)	(28,176)
Uniforms and other rental items in service	(18,628)	(1,595)
Prepaid expenses	1,177	(3,676)
Accounts payable	(448)	(2,070)
Accrued compensation and related liabilities	(11,730)	6,880
Accrued liabilities and other	(6,114)	(15,511)
Income taxes payable	17,886	7,363
Net cash provided by operating activities	369,221	322,077

Cash flows from investing activities:

Capital expenditures	(144,848)	(128,636)
Proceeds from sale or redemption of marketable securities	42,393	102,871
Purchase of marketable securities and investments	(32,434)	(41,621)
Acquisitions of businesses, net of cash acquired	(102,103)	(135,011)
Other	(1,202)	417
Net cash used in investing activities	(238,194)	(201,980)

Cash flows from financing activities:

Proceeds from issuance of debt	313,000	252,460
Repayment of debt	(228,808)	(167,687)
Stock options exercised	8,030	9,529
Repurchase of common stock	(191,479)	(198,949)
Other	(11,455)	(22,806)
Net cash used in financing activities	(110,712)	(127,453)

Net increase (decrease) in cash and cash equivalents	20,315	(7,356)
Cash and cash equivalents at beginning of period	35,360	38,914
Cash and cash equivalents at end of period	$55,675	$31,558